Exhibit 10.3

SPECIAL OFFICER RETIREE MEDICAL PLAN

(As Amended and Restated Effective October 1, 2003)

ARTICLE 1

Eligibility and Benefits

1.01	Purpose. The purpose of the Special Officer Retiree Medical Plan (“Plan”) is to provide lifetime retiree medical benefits to eligible elected officers of Northrop Grumman Corporation (“the Company”) and their eligible dependents. This Plan provides for the continuation of welfare benefits to a select group of management or highly compensated employees within the meaning of Department of Labor Regulation section 2520.104-24 and Sections 201, 301, and 401 of the Employee Retirement Income Security Act.

1.02	Transition Rule. Vested Participants who have retired and commenced benefits under the Plan prior to October 1, 2003 (“Retired Participants”) may elect to continue to be covered by the provisions of the Plan as in effect prior to October 1, 2003 (“Prior Plan”) or, effective January 1, 2004, to be covered by the amended and restated Plan with Retired Participant contributions frozen as of October 1, 2003. Such election shall be made pursuant to specified forms and procedures. Participants who are actively employed by the Company on September 30, 2003 shall have the right, if otherwise eligible for the Plan at the time of retirement, to elect to be covered by the Prior Plan or the Plan as in effect at the time of such Participant’s retirement. Such election shall be made pursuant to specified forms and procedures. Any individual who is designated as eligible to participate in the Plan on or after October 1, 2003, shall be covered by the terms of the Plan as in effect at such time.

1.03	Eligibility. Eligibility for the Plan will be limited to those elected officers who are designated as eligible to participate in the Plan by the Company’s Board of Directors (“Board”) or the Compensation and Management Development Committee (“Committee”) of the Board.

(a)	An elected officer who is designated as eligible to participate in the Plan is a “Participant” under the Plan.

(b)	A Participant will become a “Vested Participant” under the Plan if he or she has either five years of Vesting Service as an elected officer or 30 years of total service with the Company and its affiliates. “Vesting Service” shall be as defined in the Company’s supplemental executive retirement plan in which the Vested Participant participates at the time the service is performed.

(c)	The Board or Committee may revoke a Participant’s Plan eligibility without such Participant’s consent. The Board or

Committee may revoke a Vested Participant’s Plan eligibility, provided that such Participant or, after the Participant’s death, his or her spouse, consents to the revocation.

1.04	Benefits. If a Vested Participant retires from the Company on or after age 55 with 10 years of Vesting Service and enrolls for Medicare A and B coverage when first eligible, the Company will provide the Vested Participant (and eligible dependents) with a continuation of his or her executive medical coverage commencing at retirement. The medical coverage shall be provided pursuant to the terms of the Northrop Grumman Executive Medical Plan (“Medical Plan”), as such Medical Plan is modified for active executives. Dependent eligibility is determined pursuant to the terms of the Medical Plan.

(a)	The Vested Participant shall be responsible for any participant cost items, such as contributions, copayments, and deductibles, as described in the Medical Plan; provided, however, that the level of participant contributions will be frozen as of the Vested Participant’s retirement date. Continuation of Medical Plan coverage will be provided for the life of the Vested Participant and the life of his or her Surviving Spouse, if any. (For purposes of the Plan, only a surviving spouse who is married to the Vested Participant both at the time of termination of employment with the Company and its affiliates and at the time of the Vested Participant’s death shall be considered a “Surviving Spouse.”) Eligible dependent coverage will only be available during the life of the Vested Participant and the life of his or her Surviving Spouse, if any.

(b)	Following the death of a married Vested Participant or his or her Surviving Spouse, the level of participant contributions for the survivor will be adjusted to what they would have been for the Vested Participant for individual coverage as of his or her retirement date.

(c)	A Vested Participant may elect to commence continuation of his or her Medical Plan coverage pursuant to this Plan only at such Participant’s termination of employment due to retirement from the Company or an affiliate on or after attainment of age 55 with at least 10 years of Vesting Service. If the election to commence is not made at such time, the Vested Participant and his or her dependents cease to be eligible for the Plan. No subsequent election will be allowed.

(d)	Eligibility for the continuation of executive medical benefits pursuant to the Plan shall cease if any payment required to be made by the Vested Participant or dependent (for example, participant contributions, copayments or deductibles) is not timely paid.

1.05	Change in Control. Upon the occurrence of a “change in control” as defined in the Company’s Change-In-Control Severance Plan (as in effect at such time), each of the following shall occur:

(a)	The Participant shall become a “Vested Participant.”

(b)	The Plan may not be terminated or amended in any manner that adversely affects the benefits of the Participant without his or her consent.

(c)	All participant contributions, co-pays, deductibles and any other participant or dependent cost items pursuant to the terms of the Medical Plan shall be frozen as of the date of the change in control.

1.06	Claims and Appeals Procedures. A claim or appeal relating to the Plan shall be subject to the claims and appeals procedures set forth in the Medical Plan.

ARTICLE 2

General Provisions

2.01	Amendment and Plan Termination. Except as provided in Section 1.05(b), the Company may amend or terminate the Plan at any time for any reason.

2.02	Assignment of Benefits. A Vested Participant or dependent may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process. Notwithstanding the foregoing, the Plan may provide Plan continuation coverage pursuant to a final court order directing the Plan to provide such coverage.

2.03	Nonduplication of Benefits. This Section applies if the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any coverage due the Participant (or his or her dependent) under the Plan will be reduced by the actuarial value of the coverage extended or payments made to such other person or entity.

2.04	Medicare Primary. Medicare coverage is primary to coverage offered pursuant to the Plan. Plan coverage shall be secondary to Medicare to the maximum extent permissible under law.

2.05	Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to continue eligibility for executive medical coverage pursuant to the terms of the Plan.

2.06	Construction. The Committee shall have full and sole discretionary authority to determine eligibility, construe and interpret the terms of the Plan, and determine factual issues, including the power to remedy possible ambiguities, inconsistencies or omissions.

2.07	Governing Law. This Plan shall be governed by the law of the State of California, except to the extent superseded by federal law.

2.08	Actions By Company. Any powers exercisable by the Company under the Plan shall be utilized by written resolution adopted by the Committee or its delegate. The Committee may by written resolution delegate any of its powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

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